Exhibit 3.5

State of Delaware Secretary of State Division of Corporations Delivered 05:50 PM 04/30/2021 FILED 05:50 PM 04/30/2021 SR 20211544490 - File Number 5172409

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

TENON MEDICAL, INC.

Tenon Medical, Inc, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.       The name of the Corporation is Tenon Medical, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 19, 2012.

2.       ARTICLE IV of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“The total number of shares of stock that the corporation shall have authority to issue is 9,460,802, consisting of 7,000,000 shares of Common Stock, $0,001 par value per share (the “Common Stock”), and 2,460,802 shares of Preferred Stock, $0,001 par value per share, 1,798,905 of which shares shall be designated “Series A Preferred Stock”, and 661,897 of which shares shall be designated “Series B Preferred Stock”.”

3.       This Certificate of Amendment of Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

(signature page follows)

IN WITNESS WHEREOF, Tenon Medical, Inc. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by Kal Mentak, a duly authorized officer of the Corporation, on April 30, 2021.

/s/ Kal Mentak
Kal Mentak
Chief Executive Officer